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                      RANDALL W. HEINRICH, P.C.
                     8 Greenway Plaza, Suite 818
                        Houston, Texas 77046

Telephone: 713/951-9100                                        Fax: 713/961-3082


                                                                   July 15, 2003


U.S. Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

         RE:      Registration Statement on Form SB-2
                  Under the Securities Act of 1933
                  (the "Registration Statement"), of GoEnergy,
                  Inc., a Delaware corporation (the "Company"), filed on March 25, 2003, SEC file no. 333-104029

Gentlemen:

         I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 1,569,893 shares (the "Shares") of the common stock, par value $.0001 per share, of the Company. I was not engage to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the contents of the Registration Statement.

         In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1.     Certificate of Incorporation of the Company, as amended to date;

         2.     Bylaws of the Company, as amended to date;

         3. The records of corporate proceedings relating to the issuance of the Shares; and

         4. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

I have also considered all statutory provisions of Delaware law that I believe to be applicable, as well as any and all rules and regulations thereunder and any and all judicial and regulatory determinations relating thereto, all as reported in a commercially available publication that I believe to be sufficiently comprehensive for purposes of rendering the opinions herein expressed.

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         In such  examination,  I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials.

         Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Shares were duly authorized by all necessary corporate action on the part of the Company, were validly issued, and are fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.


                                                  Very truly yours,

                                                  RANDALL W. HEINRICH, P.C.


                                                  By: /s/Randall W. Heinrich
                                                  ------------------------------
                                                  Randall W. Heinrich, President